                                                                   EXHIBIT 12(A)

                          BAY VIEW CAPITAL CORPORATION

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                              THREE MONTHS
                                                                                  ENDED
                                     YEAR ENDED DECEMBER 31,                    MARCH 31,
                          -------------------------------------------------  ----------------
                            1992      1993      1994      1995       1996     1996     1997
                          --------  --------  --------  ---------  --------  -------  -------
                                             (DOLLARS IN THOUSANDS)
Earnings:
 Earnings (loss) before
  income tax expense....  $  9,691  $ 22,406  $ 22,341  $  (2,854) $ 19,246  $ 6,915  $ 9,246
 Add:
  Interest on advances
   and other borrowings.    68,249    53,775    63,977     67,149    60,548   13,937   17,507
  Interest component of
   rental expense.......       435       519       506        481       564      123      173
                          --------  --------  --------  ---------  --------  -------  -------
  Earnings before fixed
   charges excluding
   interest on customer
   deposits.............    78,375    76,700    86,824     64,776    80,358   20,975   26,926
   Interest on customer
    deposits............    80,046    68,075    66,424     93,398   100,225   23,258   19,594
                          --------  --------  --------  ---------  --------  -------  -------
   Earnings before fixed
    charges.............  $158,421  $144,775  $153,248  $ 158,174  $180,583  $44,233  $46,520
                          ========  ========  ========  =========  ========  =======  =======
Fixed Charges:
 Interest on advances
  and other borrowings..  $ 68,249  $ 53,775  $ 63,977  $  67,149  $ 60,548  $13,937  $17,507
 Interest component of
  rental expense
  (estimated at 20% of
  rental expense).......       435       519       506        481       564      123      173
                          --------  --------  --------  ---------  --------  -------  -------
 Fixed charges excluding
  interest on customer
  deposits..............    68,684    54,294    64,483     67,630    61,112   14,060   17,680
 Interest on customer
  deposits..............    80,046    68,075    66,424     93,398   100,225   23,258   19,594
                          --------  --------  --------  ---------  --------  -------  -------
   Total fixed charges..  $148,730  $122,369  $130,907   $161,028  $161,337  $37,318  $37,274
                          ========  ========  ========  =========  ========  =======  =======
Ratio of earnings to
 fixed charges including
 interest on customer
 deposits...............      1.07x     1.18x     1.17x      0.98x     1.12x    1.19x    1.25x
Ratio of earnings to
 fixed charges excluding
 interest on customer
 deposits...............      1.14x     1.41x     1.35x      0.96x     1.31x    1.49x    1.52x

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Note: Earnings were inadequate to cover the fixed charges for 1995. The deficiency for 1995 was $2,853,710.